Exhibit 1.1

For information purposes only

UNOFFICIAL TRANSLATION

DELHAIZE BROTHERS AND Co. “THE LION” (DELHAIZE GROUP)

In French ETABLISSEMENTS DELHAIZE FRERES ET Cie

“LE LION” (GROUPE DELHAIZE)

In Dutch GEBROEDERS DELHAIZE EN Cie “DE LEEUW” (DELHAIZE GROEP)

Public company (“société anonyme”)

at Molenbeek-Saint-Jean, rue Osseghem 53

Jurisdiction of the Courts of Brussels

Company register 0402206045.

Coordination of the Articles of association as of May 24, 2006

PART ONE – CHARACTER OF THE COMPANY

ARTICLE ONE – FORM AND CORPORATE NAME

The company is a public company (“société anonyme”) calling or having called for public savings. Its corporate name is “ETABLISSEMENTS DELHAIZE FRERES ET Cie “LE LION” (GROUPE DELHAIZE)”, in Dutch “GEBROEDERS DELHAIZE EN Cie “DE LEEUW” (DELHAIZE GROEP)” and in English “DELHAIZE BROTHERS AND Co. “THE LION” (DELHAIZE GROUP)”, in abridged “GROUPE DELHAIZE”, in Dutch “DELHAIZE GROEP” and in English “DELHAIZE GROUP”, the company being allowed to use its full corporate name or any of its abridged corporate names.

ARTICLE TWO – CORPORATE PURPOSE

The corporate purpose of the company is the trade of durable or non-durable merchandise and commodities, of wine and spirits, the manufacture and sale of all articles of mass consumption, household articles, and others, as well as all service activities.

The company may carry out in Belgium or abroad all industrial, commercial, movable, real estate, or financial transactions that favor or expand directly or indirectly its industry and trade.

It may acquire an interest, by any means whatsoever, in all businesses, corporations, or enterprises with an identical, similar or related corporate purpose or which favor the development of its enterprise, acquire raw materials for it, or facilitate the distribution of its products.

ARTICLE THREE – REGISTERED OFFICES

The registered offices are located at Molenbeek-Saint-Jean, rue Osseghem 53.

The registered offices may be transferred to any other location in Belgium by mere decision of the board of directors.

The company may, by mere decision of the board of directors, establish administrative offices, branches, workshops, agencies, and seats in Belgium or elsewhere.

Any change of the registered offices is published in the Appendix of the Official Gazette at the initiative of the board of directors.

ARTICLE FOUR – DURATION

The duration of the company is unlimited.

The shareholders meeting may decide to wind up the company in compliance with the procedure applicable for amending the articles of association.

PART TWO – SHARE CAPITAL

ARTICLE FIVE – CAPITAL

The corporate share capital amounts to forty seven million seven hundred and five thousand three hundred seventy two Euros (EUR 47,705,372,-).

It is divided into 95,410,744 ordinary shares, without nominal value, representing each 1/95,410,744th of the company assets.

Multiple certificates representative of several ordinary shares may be issued.

The shareholders meeting may decide to split company shares at any time in compliance with the procedure applicable for amending the articles of association.

ARTICLE SIX – HISTORY

1. The company was incorporated with an initial share capital amounting to one hundred six millions two hundred forty-four thousand six hundred and forty francs, represented by twenty-nine thousand eight hundred forty-four shares without nominal value.

2. On March 22, 1962, the general meeting decided to increase the share capital up to two hundred fifty millions francs, represented by four hundred eighty thousand shares without nominal value, as recorded in minutes drafted by Mr. Jacques Van Wetter, Notary in Ixelles.

The initial assets of the public company (“société anonyme”) consisted of all the properties of a private company with limited liability of the shareholders (“société de personnes à responsabilité limitée”) converted into a public company, as assessed on the basis of the balance sheet of the latter company as of December 31, 1961, after distribution of the profits of the accounting year 1961.

The share capital increase was subscribed to and paid up with cash contribution in circumstances further detailed in the minutes.

3. On May 25, 1967, the general meeting decided to increase the share capital up to two hundred and sixty-two millions five hundred thousand francs by incorporation of reserves or capital gains, represented by five hundred four thousand shares without nominal value, as recorded in minutes drafted by Mr. Jacques Van Wetter, Notary in Ixelles.

As a result of such share capital increase, twenty-four thousand new shares were issued and allocated to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

4. On May 22, 1969, the general meeting decided to increase the share capital up to two hundred and seventy-five millions six hundred twenty five thousand francs by incorporation of reserves or capital gains, represented by five hundred twenty-nine thousand two hundred shares without nominal value, as recorded in minutes drafted by Mr. Jacques Van Wetter, Notary in Ixelles.

As a result of such share capital increase, twenty-five thousand two hundred new shares were issued and allocated to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

5. On May 24, 1973, the general meeting decided to increase the share capital up to two hundred and eighty-nine millions four hundred six thousand two hundred and fifty francs by incorporation of reserves or capital gains, represented by five hundred fifty-five thousand six hundred sixty shares without nominal value, as recorded in minutes drafted by Mr. André van der Vorst, Notary in Ixelles.

As a result of such share capital increase, twenty-six thousand four hundred sixty new shares were issued and allocated to existing shareholders, each holder of twenty existing shares receiving one new share without issue of split share.

6. On May 26, 1977, the general meeting decided to increase the share capital twice in the following way, as recorded in minutes drafted by Mr. André van der Vorst, Notary in Ixelles:

•	A first increase of fourteen millions four hundred seventy thousand three hundred thirteen francs brought the share capital to three hundred and three millions eight hundred seventy-six thousand five hundred and sixty-three francs by incorporation of reserves or capital gains.

As a result of such share capital increase, twenty-seven thousand seven hundred eighty-three new shares were issued and freely allocated to existing shareholders, each holder of twenty existing shares receiving one new share without issuance of split share.

•	A second increase of one hundred ninety-six millions one hundred twenty-three thousand four hundred thirty-seven francs brought the share capital to five hundred millions by incorporation of reserves or capital gains without issuance of new shares.

7. On December 27, 1979, the general meeting decided, as recorded in minutes drafted by Mr. André van der Vorst, Notary in Ixelles:

•	to divide the five hundred eighty-three thousand four hundred forty-three shares existing at that time by way of exchange requiring the issuance of three new shares for each existing share and to authorize the issuance of multiple receipts evidencing several new shares;

•	to increase the share capital by contribution in cash amounting to eighty-five millions six hundred ninety-eight thousand one hundred seventy-five francs, to bring it from five hundred millions francs to five hundred eighty-five millions six hundred ninety-eight thousand one hundred seventy-five francs by way of issuance of three hundred new shares without nominal value. Such shares were issued at the unit price of one thousand four hundred francs and offered to public subscription in circumstances further detailed in the minutes;

•	to increase the share capital a second time, in order to bring it from five hundred eighty-five millions six hundred ninety-eight thousand one hundred seventy-five francs to one billion francs by incorporation of a share premium amount amounting to three hundred thirty-four millions three hundred one thousand eight hundred twenty-five francs, by incorporation of immune reserves accounts amounting to fifty-six millions nine hundred thirty thousand four hundred forty-six francs, and by incorporation of an available reserve account amounting to twenty-three millions sixty-nine thousand five hundred fifty-four francs, without issuance of new shares.

8. On May 22, 1986, the general meeting decided to divide the two millions fifty thousand three hundred twenty-nine shares without nominal value existing at that time by way of exchange requiring the issuance of five new shares for each existing share and to authorize the issuance of multiple receipts evidencing several new shares, as recorded in minutes drafted by Mr. André van der Vorst, Notary in Ixelles.

9. On May 27, 1992, the general meeting decided to divide the ten millions two hundred fifty-one thousand six hundred forty-five shares without nominal value existing at that time by way of exchange requiring the issuance of five new shares for each existing share, as recorded in minutes drafted by Mr. André van der Vorst, Notary in Ixelles.

10. As a result of the exercise of warrants detached from bonds issued by the board of directors within the authorized share capital on May 23, 1990, the share capital was increased up to:

1°) three hundred eighty-eight thousand francs, as recorded in the minutes drafted on July 27, 1992;

2°) one hundred twenty-three thousand eight hundred francs, as recorded in the minutes drafted on October 26, 1992;

3°) eighteen thousand francs, as recorded in the minutes drafted on July 23, 1993;

4°) fifty-five thousand francs, as recorded in the minutes drafted on January 25, 1994;

5°) eighty-three thousand francs, as recorded in the minutes drafted on April 25, 1994;

6°) forty-six thousand francs, as recorded in the minutes drafted on October 25, 1994;

7°) twenty-four thousand francs, as recorded in the minutes drafted on January 24, 1995;

8°) three hundred and eighty-eight thousand francs as recorded in the minutes drafted on July 26, 1995;

9°) one million seventy-seven thousand seven hundred francs, as recorded in the minutes drafted on January 25, 1996;

10°) six millions nine hundred seventy-two thousand five hundred francs, as recorded in the minutes drafted on April 26, 1996;

11. As a result of the exercise of warrants attached to bonds issued by the board of directors within the authorized share capital on June 19, 1996, the share capital was increased up to:

1°) three millions eight hundred and sixteen thousand francs, as recorded in the minutes drafted on June 26, 1998;

2°) six hundred and fourteen thousand francs, as recorded in the minutes drafted on September 24, 1998;

3°) four hundred eighty-two thousand francs, as recorded in the minutes drafted on December 24, 1998;

4°) six hundred sixty thousand francs, as recorded in the minutes drafted on June 25, 1999;

5°) two hundred forty thousand francs, as recorded in the minutes drafted on September 23, 1999;

6°) one hundred eighty-six thousand francs, as recorded in the minutes drafted on December 24, 1999;

7°) one hundred sixty-four thousand francs, as recorded in the minutes drafted on June 23, 2000;

8°) one hundred thirty-two thousand francs, as recorded in the minutes drafted on September 25, 2000;

12. On December 15, 2000, the general meeting decided to increase the share capital up to one billion forty-nine millions four hundred seventy-seven thousand two hundred ninety-one coma sixty-six francs by incorporation of reserves and to convert such share capital into twenty-six millions fifteen thousand eight hundred sixty-two Euros and fifty Cents, as recorded in minutes drafted by Mr. Benedikt van der Vorst, Notary in Ixelles.

13. Pursuant to the minutes drafted by the Notary Benedikt van der Vorst in Brussels on April 25, 2001, the share capital was increased up to forty-six millions one hundred five thousand four hundred thirty-five Euros.

14. As a result of the exercise of warrants attached to bonds issued by the board of directors within the authorized share capital on June 19, 1996, the share capital was increased up to two thousand two hundred Euros, as recorded in the minutes drafted on April 25, 2001.

15. Pursuant to the minutes drafted by the Notary Benedikt van der Vorst in Brussels on May 29, 2001, the share capital was increased up to forty-six millions one hundred height thousand height hundred twenty-seven Euros.

16. As a result of the exercise of warrants attached to bonds issued by the board of directors within the authorized share capital on June 19, 1996, the share capital was increased up to eighty seven thousand five hundred and twenty-five Euros, as recorded in the minutes drafted on June 25, 2001.

17. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, the share capital was increased up to twenty-four thousand two hundred twenty-four Euros (24,224 Euros), as recorded in the minutes drafted on October 3, 2003.

18. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to ninety-one thousand seven hundred and two Euros and fifty Eurocents (91,702.50 Euros), as recorded in the minutes drafted on November 20, 2003.

19. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to fifty-six thousand five hundred fifteen Euros (56,515 Euros), as recorded in the minutes drafted on February 17, 2004.

20. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to fifty-three thousand nine hundred sixty-five Euros (53,965 Euros), as recorded in the minutes drafted on May 19, 2004.

21. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to seventy-two thousand one hundred forty Euros (72,140 Euros), as recorded in the minutes drafted on August 4, 2004.

22. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to eighty five thousand nine hundred and three Euros (85,903 Euros), as recorded in the minutes drafted on September 14, 2004.

23. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to ninety one thousand seven hundred seventy seven Euros fifty Eurocents (91,777.50 Euros), as recorded in the minutes drafted on October 8, 2004.

24. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to eighty one thousand five hundred eighty one Euros (81,581 Euros), as recorded in the minutes drafted on November 16, 2004.

25. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to eighty thousand hundred twenty Euros fifty Eurocents (80,120.50 Euros), as recorded in the minutes drafted on November 26, 2004.

26. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, the share capital was increased up to ninety-four thousand three hundred seventy Euros (94,370 Euros), as recorded in the minutes drafted on January 17, 2005.

27. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, the share capital was increased up to seventy-five thousand hundred sixty-one Euros (75,161 Euros), as recorded in the minutes drafted on February 22, 2005.

28. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, the share capital was increased up to seventy-seven thousand three hundred eighty-eight Euros (77,388 Euros), as recorded in the minutes drafted on May 9, 2005.

29. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, the share capital was increased with ninety-nine thousand eight hundred and two Euros (99,802 Euros), as recorded in the minutes drafted on June 10, 2005.

30. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, the share capital was increased with eighty three thousand nine hundred sixty five Euros and fifty Eurocents (83,965.50 Euros), as recorded in the minutes drafted on July 1, 2005.

31. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, the share capital was increased with eighty seven thousand five hundred sixty four Euros (87,564 Euros), as recorded in the minutes drafted on August 23, 2005.

32. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 26, 2005, with effect as of the same day, the share capital was increased with one hundred and six thousand seventy-one Euros (106,071 Euros), as recorded in the minutes drafted on January 4, 2006.

33. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 26, 2005, with effect as of the same day, the share capital was increased with one hundred forty-seven thousand nine hundred ninety-one Euros (147,991 Euros), as recorded in the minutes drafted on March 29, 2006.

34. As a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2002, with effect on May 23, 2002, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 22, 2003, with effect as of the same day, as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 27, 2004, with effect as of the same day, and as a result of the exercise of warrants issued by the board of directors within the authorized share capital on May 26, 2005, with effect as of the same day, the share capital was increased with ninety-eight thousand seven hundred seventy-nine Euros (98,779 Euros), as recorded in the minutes drafted on May 16, 2006.

ARTICLE SEVEN – INDIVISIBILITY OF SHARES

The shares are indivisible and the company recognizes only one owner per share.

If there are joint owners of a share, the company is entitled to suspend the exercise of the rights vested in this share until one person has been appointed in writing by all the co-owners to exercise those rights.

The rights vested in shares, which are subject to usufruct or pledge, are exercised respectively by the usufructuary and the owner who has pledged them, unless an agreement to the contrary is signed by all interested parties and notified to the company.

ARTICLE EIGHT – MODIFICATION OF THE SHARE CAPITAL

The shareholders meeting may decide to increase or decrease the share capital in one or several times in compliance with the procedure provided for by legal provisions in force.

The board of directors determines the rate and conditions of issuance of new shares in the event of a share capital increase.

Should the board of directors decide to issue new shares without nominal value below the par value of the existing shares, such circumstance must be mentioned in the notice of the shareholders meeting.

Should the share capital be increased with an issuance premium, the amount of such premium must be fully paid up upon subscription.

Should the share capital be increased by contributions in cash, the holders of convertible bonds or subscription rights may respectively convert their bonds or exercise their subscription rights and possibly benefit from the issuance of new shares as if they were shareholders, provided such benefit is granted to existing shareholders.

The board of directors may, at its own discretion, enter into any agreement providing for the subscription of all or part of the new shares to be issued, safe for the application of the preemptive rights.

In case of a share capital increase, the new shares to be subscribed in cash must be offered by preference to existing shareholders in proportion to the number of shares that each one of them owns and in accordance with legal provisions in force.

However, such preemptive right may be limited or withdrawn by the shareholders meeting, acting in the interest of the company, in compliance with the procedure provided for amending the articles of association.

In such case, a specific mention of this proposal must be made in the notice of the meeting, and the board of directors and the statutory auditor or, in his absence, a certified public accountant appointed by the board of directors, must prepare the reports provided for by legal provisions in force. These reports must be deposited at the office of the competent commercial court, referred to in the agenda and communicated to the shareholders.

ARTICLE NINE – AUTHORIZED CAPITAL

A. The board of directors is authorized to increase the share capital in one or several times up to forty-six million one hundred ninety-six thousand three hundred and fifty-two Euros (Euros 46,196,352,-) on the dates and pursuant to the terms decided by the board of directors for a period of five years as from the date of publication of this authorization in the Appendix of the Official Gazette.

This authorization is renewable according to the terms provided for by law.

The board is authorized to increase the capital as mentioned above, by contributions in cash or, to the extent permitted by law, by contributions in kind, or by incorporation of the available or unavailable reserves or the issuance premium account. In the latter cases, such increase may occur with or without issuance of new shares.

The increase of the share capital may also be achieved by the issuance of convertible bonds or subscription rights - whether or not attached to other securities - which may cause the creation of new shares in compliance with the legal provisions in force.

In case of a share capital increase, the board of directors is authorized to limit or revoke, in the interest of the company, the preferential right provided for by legal provisions in force, including to the benefit of one or more specific persons, whether or not employees of the company or its subsidiaries.

To the extent permitted by law, the board of directors is also authorized to increase the share capital after it has received notice of a public take-over bid relating to the company. In such a case, the board of directors is expressly authorized to limit or revoke the preferential right of the shareholders, even in favor of specific persons. Such special authorization is granted to the board of directors for a period of three years as from the date of the extraordinary shareholders meeting of May 26, 2005. It may be renewed under the terms and conditions provided for by law.

B. Whenever the share capital increase decided by the board of directors involves an issuance premium, the amount of such premium is, after possible deduction of costs, allocated to a blocked account which constitutes, together with the share capital, the guarantee of third parties and may only be reduced or suppressed by decision of the shareholders meeting with the quorum and majority requirements provided for a decrease in capital, without prejudice to the board of directors’ ability to incorporate said account into the share capital pursuant to section A above.

ARTICLE TEN – ACQUISITION, PLEDGE AND TRANSFER OF OWN SHARES

The company may acquire or hold in pledge its own shares in compliance with legal provisions in force. The board of directors is authorized to transfer through public or private transactions the shares that the company acquired, under conditions determined by the board of directors, without the prior approval of the shareholders meeting, in compliance with legal provisions in force.

On May 26, 2005, the extraordinary shareholders meeting authorized the board of directors to acquire and transfer company’s shares when such acquisition or transfer is necessary in order to prevent serious and imminent damage to the company. Such authorizations are granted for a period of three years as from the date of publication of these authorizations in the Appendix of the Official Gazette.

The above-mentioned authorizations also relate to acquisitions and transfers of shares of the company by its direct subsidiaries, as such subsidiaries are defined by legal provisions on acquisition of shares of the parent company by its subsidiaries, and are renewable in compliance with legal provisions in force.

In addition, on May 24, 2006, the extraordinary general meeting authorized the board of directors to acquire up to ten percent (10%) of the outstanding shares of the company at a minimum unit price of one Euro (EUR 1-) and at a maximum unit price not higher than twenty percent (20%) above the highest closing stock market price of the company’s share on Euronext Brussels during the twenty trading days preceding the acquisition. Such authorization has been granted for a period of eighteen (18) months as from the date of the extraordinary general meeting of May 24, 2006 and extends to the acquisition of shares of the company by its direct subsidiaries, as such subsidiaries are defined by legal provisions on acquisition of shares of the parent company by its subsidiaries.

ARTICLE ELEVEN – CALLS OF FUNDS

Shares that have not been fully paid up may not be transferred, unless the board of directors has previously approved the transferee.

The board of directors may at its own discretion call funds relating to shares that have not been not fully paid up.

If a shareholder fails to pay called funds one month after he is sent a notice by registered mail, such shareholder will be required to pay without further notice an interest equal to the legal interest rate as from the day of the due date until full payment.

If a shareholder further fails to pay called funds one month after a second call of funds, the board of directors may declare the forfeiture of such shareholder and have his securities sold on the stock exchange, via the agency of an investment company or a credit institution, without prejudice to the right to claim any sum due, as well as damages and interest.

The voting rights pertaining to unpaid shares are automatically suspended so long as called payments, duly made and claimable, have not been made.

ARTICLE TWELVE – NATURE OF THE SECURITIES

Securities are in bearer form, unless otherwise provided for by law. Bearer shares bear the signature of two directors at least; stamps may replace those signatures.

They may be converted into registered securities at the request and expense of their holder.

ARTICLE THIRTEEN – SHAREHOLDINGS DISCLOSURES

Any person or legal entity, which owns or acquires securities of the company granting voting right, whether representing the share capital or not, must disclose to the company and to the Banking and Finance Commission, in compliance with legal provisions in force, the number of securities that such person or legal entity owns, alone or jointly with one or several other persons or legal entities, when the voting rights attached to such securities amount to three (3,-) per cent or more of the total of the voting rights existing when the situation triggering the disclosure obligation occurs.

Such person or legal entity must also do so in the event of a transfer, or an additional acquisition, of securities referred to in the preceding paragraph when, after such transaction, the voting rights attached to securities that it owns amount to five (5,-) per cent, ten (10,-) per cent, and so on by blocks of five (5,-) per cent of the total of the voting rights existing when the situation triggering the disclosure obligation occurs, or when the voting rights attached to securities that it owns fall below one of those thresholds or below the threshold referred to in the preceding paragraph.

Any person or legal entity which acquires or transfers, alone or jointly, the direct or indirect control of a corporation which owns three (3,-) per cent at least of the voting rights of the company must disclose such acquisition or transfer to the company and to the Banking and Finance Commission in compliance with legal provisions in force.

Disclosure statements relating to the acquisition or transfer of securities, which are made in compliance with this article, must be addressed to the Banking and Finance Commission and to the board of directors of the company at the latest the second business day after the occurrence of the triggering event. The number of securities acquired by succession must only be disclosed thirty days after such succession has been accepted, under the benefit of inventory as the case may be.

Unless otherwise provided by legal provisions in force, no one will be allowed to vote at the shareholders meeting a number of securities greater than the number validly disclosed at the latest twenty days before such meeting, in compliance with legal provisions in force and with these articles of association, it being understood that a shareholder will in any event be allowed to vote a number of securities that does not exceed three (3,-) per cent of the total of the voting rights existing on the day of the shareholders meeting or which is between two successive thresholds.

PART THREE – ADMINISTRATION AND AUDITING

ARTICLE FOURTEEN – COMPOSITION OF THE BOARD OF DIRECTORS

The company is managed by a board consisting in at least three members, whether shareholders or not, individual or legal entity, appointed for a maximum term of six years by the shareholders meeting and at all times removable by the latter.

The director that is a legal entity notifies to the company the identity of the individual and, as the case may be, of its substitute, appointed to represent permanently such legal entity at the meetings of the board of directors. Without prejudice to article 18, such individual may not be chosen among the directors of the company.

Outgoing directors may be reelected.

The term of outgoing but yet not reelected directors ceases immediately after the shareholders meeting convened to elect their possible successor.

ARTICLE FIFTEEN – VACANCY

Should there be one or several vacancies among directors before the end of a term as a result of death, resignation or any other cause, all remaining directors are authorized to fill the vacancy temporarily.

In such case, the shareholders meeting decides on the definitive appointment at its next meeting.

The director appointed in the aforementioned circumstances completes the term of the director he is replacing.

ARTICLE SIXTEEN – CHAIRMANSHIP

The board of directors elects a chairman among its members and, as the case may be, a vice-chairman.

ARTICLE SEVENTEEN – MEETINGS

The board of directors meets when convened by its chairman and under its chairmanship or, if the latter is unable to attend, under the chairmanship of the vice-chairman if a vice-chairman has been elected, or under the chairmanship of a director appointed by his peers.

The board meets every time required by the interest of the company or whenever requested by two directors.

Meetings take place at the location indicated in the notice.

Notices of the meetings of the board of directors are properly given in writing, by telecopy, by electronic mail or by phone.

The board meeting may be held by conference call or any other means of communication. In such case, it is deemed to take place at the registered offices.

In any case, the director who may not physically attend the board meeting may participate in the deliberation by phone, videoconference or any other similar means of communication.

In the circumstances referred to in paragraphs 5 and 6 above, the vote of the director who was not physically present will be confirmed either by executing the minutes of the board meeting in which he participated without being physically present, or by telecopy addressed to the registered offices of the company.

Notices must be made three days in advance safe in case of emergency, which must be justified in the minutes.

In case of emergency, decisions of the board of directors may be adopted in writing by unanimous written consent of the directors, to the extent permitted by law.

ARTICLE EIGHTEEN – DELIBERATION

The board of directors may only deliberate and resolve if half of its members at least are present or represented.

Any director who is excused or absent may authorize one of his peers in writing, by telegram, telecopy or any other form of written proxy to represent him at board meetings and to vote on his behalf. In such case, the represented director is deemed present.

However, no proxy holder may represent more than one director at a time.

Decisions of the board of directors are adopted by majority vote.

In case of equality of vote casts, the vote of the chairman of the meeting will prevail.

In case of conflict of interests, the directors will comply with legal provisions in force.

If, during a board meeting complying with the quorum requirement set forth above, one or more present or represented directors must abstain as a result of the preceding paragraph, resolutions are validly adopted by a majority vote of the other present or represented directors.

ARTICLE NINETEEN – MINUTES

The deliberations of the board of directors are recorded in minutes signed by a majority of directors participating in the meeting.

Such minutes are recorded in a special register.

Proxies are attached thereto.

Extracts and copies under private seal of such minutes, to be submitted to a court or elsewhere, are signed by one director or by a member of the management referred to in article 22.

ARTICLE TWENTY – POWERS OF THE BOARD

The board of directors is vested with the broadest powers to accomplish all necessary or useful acts in order to achieve the corporate purpose of the company. It is empowered to carry out any act that is not reserved by law to the shareholders’ meeting. It is notably empowered to conclude any loan by means of credit or otherwise, even by issuance of bonds, provided that they are neither convertible nor with a subscription right attached, unless expressly authorized to do so by the shareholders’ meeting in compliance with legal provisions in force.

The board of directors creates within the board an audit committee vested with the authority to permanently monitor the tasks performed by the statutory auditor and to perform such additional functions as may be provided for by the board of directors. The board of directors may create other committees vested with such authority as the board of directors will determine.

ARTICLE TWENTY-ONE – DELEGATION OF POWER

The board of directors may entrust the day-to-day management of the company and the representation relating to such management, including the hiring, dismissal and determination of wage of staff members, to one or several directors, whether they bear the title of managing director or not, or to one or several members of the management, whether chosen among the directors or not, who may be granted variable or invariable fees to be charged on the general expenses of the company.

Such fees, as well as all other terms, notably any severance pay, must be provided for in a special contract approved by the board of directors, all directors in charge of a permanent position in the company abstaining.

Nonetheless, the board of directors approves the hiring, appointment and dismissal of company officers in charge of the corporate and financial policy of the company, on proposal of the person(s) in charge of the day-to-day management, if any.

The board, or within the day-to-day management, a person in charge of the day-to-day management, are each authorized to grant authority to certain directors or other individuals for specific purposes. The proxy holder binds the company within the limits of his or her proxy.

ARTICLE TWENTY-TWO – REPRESENTATION OF THE COMPANY

Towards third parties and before a court, the company is represented by two directors acting jointly, or by one director acting jointly with one of the members of the management of the company appointed for such purpose by the board of directors. The board of directors ensures that the identity of the members of the management entitled to represent the company jointly with one director is published in the Appendix of the Official Gazette.

ARTICLE TWENTY-THREE – OTHER POSITION

Managing directors or members of the management may not accept another managing or administrative position, whether remunerated or not, from any other entity or company, unless especially authorized by the board of directors.

A director or officer may consider a position of director for another company only to the extent that such position will not affect his duties for the benefit of the company, which must remain effective and permanent at all times.

ARTICLE TWENTY-FOUR – OTHER REMUNERATED POSITIONS

Should a director or any other representative of the company be commissioned in order to represent the company with another entity or company, the pays and advantages relating to such position lead to a proportional reduction of his wages.

ARTICLE TWENTY-FIVE – AUDITING

Control over the company must be entrusted to one or more auditors. They are appointed for a renewable term of three years and may be removed by a shareholders meeting.

Auditors are chosen among the members, whether individuals or legal entities, of the Company Auditors Institute (Institut des Reviseurs d’Entreprises).

The shareholders meeting determines the number of auditors and their remuneration.

If there are no auditors or if all auditors are unable to perform their duties, the board of directors immediately convenes a shareholders meeting in order to have new auditors appointed.

ARTICLE TWENTY-SIX – DUTIES OF AUDITORS

Auditors have jointly or individually an unlimited right to audit the financial situation and the balance sheet, and to control whether the operations recorded in the annual accounts are in compliance with legal provisions in force and the articles of association. They are entitled to be granted at any time access to the records, correspondence, minutes and, generally, all the books and documents of the company.

Every six months at least, directors must provide them with financial statements prepared in compliance with the scheme required for balance sheets and profit and loss accounts.

Auditors must prepare a detailed and written report containing all indications required by law to the attention of the ordinary shareholders meeting.

Employees or other persons for whom they are responsible may assist auditors at their own expense.

ARTICLE TWENTY-SEVEN – LIABILITY

Directors and auditors have no personal liability relating to company commitments.

They are responsible with respect to their office and to any errors committed in the course of their duty in compliance with legal provisions in force.

ARTICLE TWENTY-EIGHT – INDEMNITY

The shareholders’ meeting may determine from time to time the aggregate amount of the directors’ fees to be charged to general expenses. Such fees will be shared between the directors in the proportion determined by resolution of the board of directors.

Auditors’ remuneration consists in a fixed sum determined by the shareholders’ meeting at the time of appointment.

PART FOUR – SHAREHOLDERS MEETINGS

ARTICLE TWENTY-NINE – COMPOSITION AND POWERS

The shareholder meeting, when regularly constituted, represents all the shareholders of the company.

It is empowered to carry out or ratify all acts performed in the interest of the company.

It consists in holders of ordinary shares who are entitled to vote either in person or by proxy in compliance with legal provisions in force.

Decisions adopted by the shareholders meeting are binding upon all shareholders, including those who were absent or dissident.

ARTICLE THIRTY - MEETING

The ordinary shareholders meeting automatically takes place on the fourth Thursday of May at 3:00 p.m.

If that date is not a business day, the meeting takes place on the preceding or following business day.

An extraordinary or special meeting may be convened each time it is in the company’s interest. It must be convened at the request of shareholders holding together one fifth of the share capital.

In the latter case, the shareholders indicate in their request the items to be included in the agenda, and the board of directors or the auditors must convene a shareholders meeting within six weeks as from the request.

Shareholders meetings will take place in one of the districts of the city of Brussels at the location indicated in the notice.

ARTICLE THIRTY-ONE – NOTICE

The shareholders meeting is held on notice of the board of directors or the auditors.

The notice contains the agenda and complies with the formal requirements and the timing imposed by legal provisions in force. Notices of shareholders meetings decided by the board of directors may validly be signed on its behalf by one of the persons in charge of the day-to-day management.

The notices of the ordinary shareholders meetings must include the following agenda items: discussion on the management and auditors reports, discussion on the annual accounts, discharge of liability of directors and auditors, re-election and replacement of outgoing or missing directors and auditors.

ARTICLE THIRTY-TWO – ATTENDANCE NOTICE AND DEPOSIT OF SECURITIES

In order to be admitted to shareholders meeting, holders of registered securities must notify their intent to exercise their rights at the meeting to the board of directors no later than four business days prior to such meeting.

Holders of bearer securities must deposit their securities at the registered offices of the company within the same timeframe. Unless the body convening the shareholders meeting decides otherwise and indicates so in the notice, the deposit of securities at the registered offices may be replaced by the communication to the company, within the same timeframe, of a certificate of one of the financial institutions indicated in the notice, which certifies the blocking of the shares until, and including, the date of the shareholders meeting.

The holders of bonds may attend the meeting with consultative vote if they have deposited their securities in accordance with this article.

ARTICLE THIRTY-THREE – REPRESENTATION

All holders of securities entitled to vote may be represented by a proxy holder at the shareholders meeting.

However, under age persons, certified persons, civil companies and commercial companies may be represented by their legal or statutory bodies that, in turn, may be represented by a proxy holder. Spouses are entitled to represent each other.

The board of directors may approve the form of the proxies. They must be deposited at the location indicated in the notice no later than four business days before the meeting. Proxies may also be sent by telecopy at the number indicated in the notice, no later than four business days before the meeting, provided that the executed original of such proxies be handed over to the office of the shareholders meeting at the latest at the beginning of such meeting. Failing that, the company will not acknowledge the powers of the proxy holder.

ARTICLE THIRTY-FOUR – OFFICE

All shareholders meetings are chaired by the chairman of the board of directors or, should he not attend, by the vice-chairman if a vice-chairman has been elected, or by a managing director or, in absence of the latter, by the eldest accepting attending director.

The chairman appoints the secretary.

The meeting appoints two observers.

The attending directors complete the office.

ARTICLE THIRTY-FIVE – ADJOURNMENT

The board of directors is allowed to adjourn any ordinary or other shareholders meeting in the course of such meeting. The decision of the board of directors must not be motivated.

The decision to adjourn a meeting cancels all decisions taken and the shareholders are reconvened within three weeks with the same agenda.

Formalities accomplished in compliance with article 32 in order to attend the first shareholders meeting remain valid for the second meeting. In addition, new deposits of bearer securities and new communications of blocking certificates of bearer securities, as well as new attendance notices made by registered shareholders, are allowed for the purpose of the second meeting within the timeframe provided by these articles of association.

ARTICLE THIRTY-SIX – NUMBER OF VOTES

Each share entitles its holder to one vote.

ARTICLE THIRTY-SEVEN – VOTES

The meeting may not vote on items that were not mentioned on the agenda.

Unless otherwise provided by legal provisions in force, decisions are adopted by a majority vote, irrespective of the number of securities present or represented at the meeting.

With respect to the appointment of directors or auditors, if no candidate is elected by a majority vote, a second ballot is organized between the two candidates who obtained the highest number of votes. In case of a tie in the second ballot, the eldest candidate is elected.

Votes are expressed by raising hands or by calling names, unless otherwise decided by the majority of the shareholders.

An attendance list, that indicates the name of each shareholder and the number of securities it owns, is signed by each shareholder or its proxy holder before the meeting starts.

ARTICLE THIRTY-EIGHT – MINUTES

The minutes of shareholders meetings are signed by the officers of the meeting and by any shareholders asking to do so.

Extract and copies under private seal of such minutes to be produced in court or elsewhere must be signed by one director.

PART FIVE – INVENTORY AND ANNUAL ACCOUNTS – DISTRIBUTION

ARTICLE THIRTY-NINE – INVENTORY AND ANNUAL ACCOUNTS

The accounting year of the company begins on the first day of January and ends on the thirty-first day of December.

On the thirty-first day of December of each year, the directors prepare the annual accounts, an inventory and a management report in compliance with the legal provisions in force.

Shareholders may review the following documents at the registered offices fifteen days prior to the ordinary shareholders meeting :

1.	the annual accounts;

2.	the list of government funds, shares, bonds, and other securities included in the portfolio;

3.	the list of shareholders who have not paid up their shares, with the number of shares they own and their address;

4.	the management report and the auditors report.

The annual accounts and the management and auditors reports are addressed to registered shareholders with the notice.

Fifteen days before the meeting, all shareholders are entitled to obtain a copy of the documents mentioned above free of charge upon production of their security.

ARTICLE FORTY – VOTE ON ANNUAL ACCOUNTS

The ordinary shareholders meeting hears the management report and auditors report and discusses the annual accounts.

Directors answer the questions asked by shareholders with respect to their report or other items on the agenda.

Auditors answer the questions asked by shareholders with respect to their report.

The ordinary shareholders meeting votes on the adoption of the annual accounts.

After adoption of the annual accounts, the meetings votes separately on the discharge of liability of directors and auditors.

Such discharge is valid only to the extent that the annual accounts contain neither omission, nor false indication concealing the company’s genuine situation and, with respect to actions taken in breach of the articles of association, only if they have been especially indicated in the notice.

The management report, auditors report, annual accounts and all documents provided for in legal provisions in force are deposited by the board of directors at the National Bank of Belgium thirty days after they have been approved by the shareholders meeting.

ARTICLE FORTY-ONE – DISTRIBUTION

Five percent at least of the net profits is transferred to a legal reserve fund. When the accumulated legal reserve fund is equal to one tenth of the capital of the company, it is no longer compulsory to transfer further profits to the said reserve.

On proposal of the board of directors, the shareholders’ meeting may decide to transfer sums determined by the latter to the creation of, or the increase in, reserve funds or to a carried forward account or decide on a levy on available reserves or on the carried forward account from previous years.

The shareholders’ meeting determines the allocation of the balance of the net profits on the basis of a proposal of the board of directors. The shareholders’ meeting may allocate from time to time a part of such balance of the net profits to the directors and such amount will be shared between the directors in the proportion determined by resolution of the board of directors.

ARTICLE FORTY-TWO – PAYMENT OF DIVIDENDS

Dividends are paid out annually at the places and on the dates determined by the board of directors.

The board of directors may decide under its own responsibility to pay interim dividends to be charged on the profit of the current fiscal year and determine the date of their payment, in compliance with legal provisions in force.

PART SIX – DISSOLUTION – LIQUIDATION

ARTICLE FORTY-THREE – LIQUIDATION

The company may be wound up anticipatively at any time by a shareholders meeting, voting as provided for amending the articles of association.

If, as a result of losses, the company’s net assets amount to less than one half of the share capital, a shareholders meeting must be convened no later than two months as from the day the losses were noticed or should have been noticed pursuant to legal or statutory duties. Such meeting must vote in compliance with the procedure provided for amending the articles of association on a possible liquidation of the company and on other measures announced in the agenda.

The board of directors duly justifies its proposals in a special report available to shareholders at the registered offices of the company fifteen days before the meeting.

If, as a result of losses, the company’s net assets amount to less than one fourth of the share capital, the liquidation takes place if it is approved of by one fourth of the votes cast during the shareholders meeting.

When the net assets amount to less than the legal minimum share capital, any interested party may seize a court and request the liquidation of the company.

ARTICLE FORTY-FOUR – WINDING-UP

Should the company be wound-up, what ever the cause or the time may be, the liquidation is carried out by liquidators appointed by the shareholders meeting or, failing such appointment, by the board of directors in charge at that time acting as a liquidation comity.

To this end, it benefits from the broadest possible powers under legal provisions in force.

The shareholders meeting determines the liquidators’ remuneration.

During the liquidation process of the company, auditors benefit from the same powers vis-à-vis the liquidator(s) as those they have vis-à-vis the board of directors under legal provisions in force.

ARTICLE FORTY-FIVE – SHARING AMONG SHAREHOLDERS

If all share are not equally paid-up, the liquidators take such disparity into account before sharing the net assets and reestablish a balance by treating all shares on an equal basis either by calling upon shareholders additional funds or by reimbursing first the shares that have been paid up in a greater portion in cash.

The balance is distributed equally among all shares.

PART SEVEN – GENERAL PROVISIONS

ARTICLE FORTY-SIX – ELECTION OF DOMICILE

With respect to the enforcement of these articles of association, any registered shareholder domiciled in a foreign country, unless it has elected domicile in Belgium, any member of the management, any auditor and any liquidator hereby elects domicile at the registered offices of the company where all communications and notices may be made or summons served.

ARTICLE FORTY-SEVEN – GENERAL LAW

Parties agree to comply with legal provisions in force.

As a result, unless otherwise validly provided, all public policy provisions of law are deemed to be set forth in these articles of association and all provisions of these articles of association conflicting with such provisions of law are deemed not to exist.

PROVISIONAL MEASURE

Securities qualifying as “parts sociales” at the time of issuance by the company must from now on be characterized as “actions”. The corporate rights attached thereto will not be modified.

A Director,	A Director,